Exhibit 5.1

June 22, 2021

Creative Realities, Inc.

13100 Magisterial Drive, Suite 100

Louisville, KY 40223

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Creative Realities, Inc., a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (as amended, the “Act”) on even date herewith, relating to the sale by the Company from time to time of 6,000,000 shares of Common Stock, $0.01 par value per share, of the Company (the “Shares”), initially issuable pursuant to awards granted under the Creative Realities, Inc. 2014 Stock Incentive Plan (the “Plan”).

Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that the Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Maslon LLP